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ProLogis
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends
(Dollar amounts in thousands)
Exhibit 12.2


                                                                  Year Ended December 31,
                                        --------------------------------------------------------------------------
                                           2003            2002            2001            2000            1999
                                        ----------      ----------      ----------      ----------      ----------
Net Earnings from Operations            $  205,241      $  277,941      $  133,043      $  241,807      $  166,627
Add:
     Interest Expense                      155,475         152,958         163,629         172,191         170,746
                                        ----------      ----------      ----------      ----------      ----------
Earnings as Adjusted                    $  360,716      $  430,899      $  296,672      $  413,998      $  337,373
                                        ==========      ==========      ==========      ==========      ==========

Combined Fixed Charges and
  Preferred Share Dividends:
     Interest Expense                   $  155,475      $  152,958      $  163,629      $  172,191      $  170,746
     Capitalized Interest                   36,425          30,534          24,276          18,549          15,980
                                        ----------      ----------      ----------      ----------      ----------
          Total Fixed Charges              191,900         183,492         187,905         190,740         186,726
  Preferred Share Dividends                 30,485          32,715          37,309          56,763          56,835
                                        ----------      ----------      ----------      ----------      ----------
Combined Fixed Charges and
  Preferred Share Dividends             $  222,385      $  216,207      $  225,214      $  247,503      $  243,561
                                        ==========      ==========      ==========      ==========      ==========

Ratio of Earnings, as Adjusted
     to Combined Fixed Charges and
     Preferred Share Dividends                 1.6             2.0             1.3             1.7             1.4
                                        ==========      ==========      ==========      ==========      ==========